Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. ANNOUNCES REDUCTION IN WORKFORCE

LITTLE ELM, Texas, April 10, 2025—Retractable Technologies, Inc. (NYSE American: RVP) reports that it has reduced its workforce by approximately 7%. The reduction is expected to save an estimated $1.6 million in annual wages and benefits, or approximately 7.8% of total estimated workforce costs. The expected savings is offset by one-time separation payments of approximately $300 thousand to the affected workers. Approximately 72% of the targeted payroll reduction affects general and administrative functions, with the remainder coming from manufacturing or manufacturing support positions.

The move comes as the Company continues to allocate more of its resources to increase its U.S. manufacturing capabilities and reduce reliance on products produced in China. While contract manufacturers in China have historically produced most of the products the Company sells, the material financial impact of tariffs on imports from China eliminates the Company’s ability to continue the practice. As a result, the Company will work to minimize its exposure to the tariffs and strategically import only those products which it cannot make domestically and rely on its Little Elm facility to produce the majority of its products. The Company is unable to predict future U.S. trade policy, or the potential impact it may have on the Company’s ability to import products from China or other countries.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: material changes in demand, tariffs; Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer